SPECIAL POWER OF ATTORNEY

THE STATE OF TEXAS

COUNTY OF COLLIN


KNOW ALL MEN BY THESE PRESENTS:

THAT I, V. Gene Hodges, of Santa
Clara, California, do hereby appoint each of Kent H. Roberts, Clarence B. Brown III and Eric Brown,or any of them acting individually, my true and lawful attorney-in-fact to act in my name, place and stead and on my behalf to do all or any of the following acts, deeds and things, to-wit:

	To
prepare, sign and file Forms 3, 4 and 5 relating to McAfee, Inc. with the Securities and Exchange Commission.

This instrument is to be
construed and interpreted as a special power of attorney, whose scope is limited to that referenced immediately above. All other powers of attorney granted by me and relating to the same are hereby rescinded and revoked.


IN WITNESS WHEREOF, I hereunto set my hand this 17th day of October, 2005.

/s/ V. Gene Hodges